Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 10

TO

RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 10 TO RECEIVABLES PURCHASE AGREEMENT dated as of March 12, 2010 (this “Amendment”) is entered into among AVISTA RECEIVABLES CORP. (the “Seller”), AVISTA CORPORATION (the “Servicer”), RANGER FUNDING COMPANY LLC (formerly known as Receivables Capital Company LLC) (the “Conduit Purchaser”) and BANK OF AMERICA, N.A., as “Committed Purchaser” (in such capacity, the “Committed Purchaser”) and as “Administrator” (in such capacity, the “Administrator”) under the Receivables Purchase Agreement defined below. Capitalized terms used herein but not defined herein shall have the meanings provided in such Receivables Purchase Agreement.

W I T N E S S E T H

WHEREAS, the Seller, the Servicer, the Conduit Purchaser, the Committed Purchaser and the Administrator are parties to that certain Receivables Purchase Agreement dated as of May 29, 2002 (as amended, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”); and

WHEREAS, the Seller, the Servicer, the Conduit Purchaser, the Committed Purchaser and the Administrator have agreed to amend the Receivables Purchase Agreement on the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller, the Servicer, the Conduit Purchaser, the Committed Purchaser and the Administrator hereby agree as follows:

SECTION 1. Amendment. Subject to the fulfillment of the condition precedent set forth in Section 2 below, the Receivables Purchase Agreement is hereby amended as follows:

1.1 Section 1.01 of the Receivables Purchase Agreement is amended and restated in its entirety to read as follows:

(b) Commitment to Purchase; Limits on Purchasers’ Obligations. Upon the terms and subject to the conditions of this Agreement, from time to time prior to the Termination Date, Seller may request that Administrator, for the benefit of Purchasers, purchase from Seller an undivided ownership interest in the Pool Assets (each being a “Purchase”) and Conduit Purchaser may, in its sole discretion, fund each Purchase. If Conduit Purchaser elects not to fund such Purchase, each Committed Purchaser shall fund its Percentage of such Purchase, and the Administrator, for the benefit of Purchasers, shall make such Purchase with the proceeds of such funding by the Committed Purchasers; provided that no Purchase shall be funded by any Purchaser if, after giving effect thereto, either (a) the Capital after giving effect to such Purchase would exceed $50,000,000 (the “Purchase Limit”), as such Purchase Limit may be decreased from time to time as provided in Section 1.05, or (b) the Asset Interest would exceed 100% (the “Allocation Limit”); and provided further that each Purchase made pursuant to this Section 1.01 shall have a purchase price of at least $1,000,000.

1.2 Article I of the Receivables Purchase Agreement is amended to add the following new Section 1.06 at the end of such article:

SECTION 1.06. Repayment of Excess Amounts. If and to the extent there is an Excess Amount reflected on any Daily Report, Weekly Report or Servicer Report required to be delivered hereunder:

(i) the Seller shall pay an amount equal to such Excess Amount to the Administrator for distribution to each Purchaser, based upon such Purchaser’s Funded Percentage, for application to such Purchaser’s outstanding Capital; and

(ii) to the extent not paid by the Seller pursuant to clause (i) above, the Servicer shall transfer, from amounts set aside pursuant to Section 1.03(a)(iii) hereof, an amount equal to such Excess Amount to the Administrator for distribution to each Purchaser, based upon such Purchaser’s Funded Percentage, for application to such Purchaser’s outstanding Capital.

1.3 Section 4.01 of the Receivables Purchase Agreement is amended and restated in its entirety to read as follows:

SECTION 4.01. Fees. Seller shall pay to the Administrator and the Purchasers the fees in the amounts and at the times set forth herein and in the fee letter, dated March 12, 2010, among the Administrator, Parent and Seller (as amended, restated, supplemented or otherwise modified from time to time, the “Fee Letter”).

1.4 Section 4.02(a) of the Receivables Purchase Agreement is hereby amended to delete the phrase “or (iii) any Accounting Based Consolidation Event” immediately following the words “Regulatory Change”.

1.5 Section 5.02(b) of the Receivables Purchase Agreement is hereby amended by (a) deleting the word “and” now appearing at the end of clause (iii) thereof, (b) renumbering such existing clause (iv) thereof as clause (v) and (c) adding the following new clause (iv):

(iv) there shall be no outstanding Excess Amount (as reflected on any Daily Report, Weekly Report or Servicer Report required to be delivered pursuant to this Agreement); and

1.6 Section 7.01 of the Receivables Purchase Agreement is hereby amended to add the following new subsection (l) to the end of such section:

(l) Rating Confirmation.

(i) Upon written request from the Administrator, the Parent shall (at its own expense) obtain a rating, in form satisfactory to the Administrator, of the facility contemplated by this Agreement (the “External Rating”) from a nationally-recognized rating agency reasonably acceptable to the Administrator within sixty (60) days from the date of such written request.

(ii) If the External Rating actually given by such nationally-recognized rating agency is less than the minimum required rating (the “Minimum Required Rating”) specified in the fee letter dated March 12, 2010 addressed to the Seller and the Parent, then the Parent may effect a Ratings Cure (as defined below). The Parent may effect only one such Ratings Cure prior to obtaining an External Rating that is equal to or better than the Minimum Required Rating. If, at any time after obtaining an

External Rating that is greater than the Minimum Required Rating, the External Rating is downgraded below the Minimum Required Rating (or the External Rating is eliminated), the Parent may effect one additional Ratings Cure following each such downgrade of the External Rating (or elimination of the External Rating). A “Ratings Cure” means the satisfaction by the Parent of each of the following conditions: (i) promptly following receipt of the External Rating, the Parent notifies the Administrator of its intention to effect a Ratings Cure, (ii) Parent takes, or causes the Seller to take, any actions permitted under this Agreement and the Purchase Agreement that Parent reasonably believes would improve the rating of the facility contemplated by this Agreement and (iii) within thirty (30) days following receipt of the External Rating, obtains a new external rating of the Asset Interest from the rating agency that provided the External Rating (or, with the Administrator’s consent, from another nationally-recognized rating agency) and the new rating is at least equal to the Minimum Required Rating.

(iii) If the External Rating is less than the Minimum Required Rating and the Parent fails to effect a Ratings Cure, then the Administrator may, upon notice to the Parent, designate a Termination Date.

(iv) For the avoidance of any doubt, neither the failure of the External Rating to be at least equal to the Minimum Required Rating nor the failure of the Parent to effect a Ratings Cure shall constitute a Liquidation Event.

1.7 The definition of “Alternate Base Rate” set forth in Appendix A to the Receivables Purchase Agreement is amended by amending and restated clause (a) of such definition in its entirety to read as follows:

(a) the rate of interest most recently announced by the Administrator as its prime rate;

1.8 The definition of “Commitment Fee” set forth in Appendix A to the Receivables Purchase Agreement is amended and restated in its entirety to read as follows:

“Commitment Fee” means, for each day, the amount equal to the product of (x) the Purchase Limit (irrespective of usage) on such day, times (y) the Commitment Fee Rate, times (z) 1/360.

1.9 The definition of “Default Ratio” set forth in Appendix A to the Receivables Purchase Agreement is amended and restated in its entirety to read as follows:

“Default Ratio” means the ratio (expressed as a percentage) computed as of a Cut-Off Date by dividing:

(x) the sum of (i) the aggregate Unpaid Balance of all Receivables that are more than 91 to 120 days past invoice date thereof plus (ii) the Gross Write-off for the month ending on such Cut-Off Date by

(y) the aggregate amount of Sales for the month ending on the third preceding Cut-Off Date.

1.10 The definition of “Delinquency Ratio” set forth in Appendix A to the Receivables Purchase Agreement is amended and restated in its entirety to read as follows:

“Delinquency Ratio” means, for any Cut-Off Date, the ratio (expressed as a percentage) computed as of such Cut-Off Date by dividing:

(x) the aggregate Unpaid Balance of all Delinquent Receivables by

(y) the aggregate amount of Sales for the month ended on the second preceding Cut-Off Date.

1.11 The definition of “Dilution Reserve Percentage” set forth in Appendix A to the Receivables Purchase Agreement is amended to delete the reference therein to “the ‘Dilution Spike’, which shall be equal to the highest average of the Sales-Based Dilution Ratios for three successive Cut-Off Dates over the immediately preceding twelve months, expressed as a percentage; and” and substitute “the ‘Dilution Spike’, which shall be equal to the highest Sales-Based Dilution Ratio during the twelve months immediately preceding any such Reporting Date, expressed as a percentage; and” therefor.

1.12 The definition of “Earned Discount” set forth in Appendix A to the Receivables Purchase Agreement is amended and restated in its entirety as follows:

“Earned Discount” means for any day during any Settlement Period:

C × ER + LF

   360

where:

C = the Capital as of the end of such day,

ER = the Earned Discount Rate for such day,

LF = the Liquidation Fee, if any, for such day.

1.13 The definition of “Earned Discount Rate” set forth in Appendix A to the Receivables Purchase Agreement is amended and restated in its entirety as follows:

“Earned Discount Rate” means for any day during any Settlement Period:

(a) in the case of any portion of the Capital funded by a Liquidity Funding or by a Committed Purchaser, the Daily Eurodollar Rate for such day; and

(b) in the case of any portion of the Capital funded by any Commercial Paper Notes, the CP Rate for such Settlement Period;

except, that (x) on any day during a Settlement Period when any Liquidation Event, Unmatured Liquidation Event shall have occurred and be continuing and (y) from and after the occurrence of the Termination Date pursuant to clause (e) of the definition of “Termination Date”, the Earned Discount Rate for the Capital shall mean the sum of (i) the Alternate Base Rate for such Settlement Period plus (ii) 4.00% per annum.

1.14 The definition of “Gross Writeoffs” set forth in Appendix A to the Receivables Purchase Agreement is amended and restated in its entirety to read as follows:

“Gross Writeoffs” means for any period the aggregate Unpaid Balance of all Receivables that were written off during such period.

1.15 The definition of “Regulatory Change” set forth in Appendix A to the Receivables Purchase Agreement is amended by (i) deleting the existing clause (b) thereof and (ii) adding the following new clause (b) and clause (c):

(b) the compliance by any Affected Party at any time with the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, or any rules or regulations promulgated in connection therewith by any such agency; or

(c) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii), or (a)(iii) or clause (b) above.

1.16 The definition of “Required Reserves” set forth in Appendix A to the Receivables Purchase Agreement is amended and restated in its entirety to read as follows:

“Required Reserves” means, on any day, an amount equal to the sum of (1) the Yield Reserve, plus (2) the greater of (A) the Loss Reserve plus Dilution Reserve and (B) the Minimum Reserve Floor.

1.17 The definition of “Termination Date” set forth in Appendix A to the Receivables Purchase Agreement is amended and restated in its entirety to read as follows:

“Termination Date” means the earliest of

(a) [RESERVED];

(b) the Purchase Termination Date;

(c) March 11, 2011;

(d) the date on which Seller terminates Purchasers’ right to make Purchases and Reinvestments pursuant to Section 1.05; and

(e) the day designated by the Administrator to the Parent as the Termination Date as permitted under Section 7.1(l).

1.18 The definition of “Yield Reserve” set forth in Appendix A to the Receivables Purchase Agreement is amended and restated in its entirety to read as follows:

“Yield Reserve” means, at any time, an amount equal to the product of (i) the Net Pool Balance at such time, times (ii) the sum of (A) the Earned Discount Rate set forth in Paragraph (a) of the definition thereof as determined as of the most recent Cut-Off Date, plus (B) the Servicer’s Fee Rate, plus (C) the Program Fee Rate, plus (D) the Commitment Fee Rate, divided by (iii) 12, times (iv) 3, times (v), the most recently calculated Turnover Rate.

1.19 Appendix A to the Receivables Purchase Agreement is amended to delete completely therefrom the definition of “Accounting Based Consolidation Event”.

1.20 Appendix A to the Receivables Purchase Agreement is amended to add the following new definition of “Daily Eurodollar Rate (Reserve Adjusted)” in the appropriate alphabetical order:

“Daily Eurodollar Rate (Reserve Adjusted)” means, with respect to any date of determination, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by dividing:

(x) the Daily Eurodollar Rate for such date of determination by

(y) 1 minus the Daily Eurodollar Reserve Percentage for such date of determination provided, that if a Eurodollar Rate Disruption Event shall have occurred, the “Daily Eurodollar Rate (Reserve Adjusted)” shall in all such cases be deemed to be equal to the Alternate Base Rate.

where:

“Daily Eurodollar Rate” means, with respect to any date of determination, the rate per annum at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of the Administrator two Eurodollar Business Days prior to such date of determination by prime banks in the interbank eurodollar market at or about 11:00 a.m., New York City time for a thirty day period.

“Daily Eurodollar Reserve Percentage” means, with respect to any date of determination, the then maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) prescribed by the Federal Reserve Board for determining the maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D for a thirty day period.

1.21 Appendix A to the Receivables Purchase Agreement is amended to add the following new definition of “Eurodollar Rate Disruption Event” in the appropriate alphabetical order:

“Eurodollar Rate Disruption Event” means, for any Committed Purchaser, notification by such Committed Purchaser to the Seller and the Administrator of any of the following: (i) determination by such Committed Purchaser that it would be contrary to law or the directive of any central bank or other governmental authority to obtain United States dollars in the interbank eurodollar market to fund or maintain its Capital, (ii) the inability of such Committed Purchaser, by reason of circumstances affecting the interbank eurodollar market generally, to obtain United States dollars in such market to fund its Capital or (iii) a determination by such Committed Purchaser that the maintenance of its Capital will not adequately and fairly reflect the cost to such Committed Purchaser of funding such investment at such rate.

SECTION 2. Condition Precedent. The effectiveness of this Amendment is subject to the satisfaction of the condition precedent that the Administrator shall have received (i) counterparts (which receipt may be by facsimile transmission) of (x) this Amendment, executed by the Seller, the Servicer, the Conduit Purchaser, the Committed Purchaser and the Administrator and (y) the Fee Letter (as defined after giving effect hereto) and (ii) all fees payable on the date hereof pursuant to the Fee Letter.

SECTION 3. Assignment; Conduit Purchaser.

3.1 Conduit Purchaser hereby irrevocably sells and assigns to the Committed Purchaser, and the Committed Purchaser hereby irrevocably purchases and assumes from the Conduit Purchaser, a 100% interest in the Asset Interest and all Capital held by the Conduit Purchaser as of the date hereof.

3.2 Conduit Purchaser shall retain the right to receive all accrued and unpaid Earned Discount and fees accrued and unpaid through the date hereof with respect to the interests assigned pursuant to Section 3.1 hereof. From and after the date hereof, all Earned Discount and fees accruing through the date hereof with respect to the interests assigned pursuant to Section 3.1 hereof shall be for the account of the Committed Purchaser.

3.3 For the avoidance of doubt, (i) the Conduit Purchaser shall continue to be a party to the Receivables Purchase Agreement as the “Conduit Purchaser” after giving effect to the assignment contemplated by this Section 3.1 and (ii) the parties hereto hereby acknowledge and agree that the Conduit Purchaser has no obligation to fund any Purchases or Reinvestments at any time.

SECTION 4. Representations and Warranties. Each of the Seller and the Servicer hereby represents and warrants that (i) this Amendment constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms, (ii) before and after giving effect to this Amendment, the representations and warranties of each such party, respectively, set forth in Article 6 of the Receivables Purchase Agreement are true and correct in all material respects with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date. The Seller further represents and warrants that before and after giving effect to this Amendment, no event has occurred and is continuing that constitutes a Liquidation Event or an Unmatured Liquidation Event.

SECTION 5. Reference to and Effect on the Receivables Purchase Agreement.

5.1 Upon the effectiveness of this Amendment, (i) each reference in the Receivables Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Receivables Purchase Agreement, as amended hereby, and (ii) each reference to the Receivables Purchase Agreement in any other Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Receivables Purchase Agreement as amended hereby.

5.2 Except as specifically amended above, the terms and conditions of the Receivables Purchase Agreement, of all other Transaction Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.

5.3 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrator, the Conduit Purchaser or the Committed Purchaser under the Receivables Purchase Agreement or any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, in each case except as specifically set forth herein.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. Section Titles. The section titles contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective signatories thereunto duly authorized as of the date first above written.

AVISTA RECEIVABLES CORP.,
as Seller

By:	/s/ Diane C. Thoren
Name:	Diane C. Thoren
Title:	Vice President

AVISTA CORPORATION, as Servicer

By:	/s/ Diane C. Thoren
Name:	Diane C. Thoren
Title:	Treasurer

RANGER FUNDING COMPANY LLC (formerly known as Receivables Capital Company LLC), as Conduit Purchaser

By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice President

BANK OF AMERICA, N.A., as Committed Purchaser and as Administrator

By:	/s/ Jeremy Grubb
Name:	Jeremy Grubb
Title:	Vice President

Signature Page to

Amendment No. 10 to Receivables Purchase Agreement